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                                                                    EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT

                                       I.
                                    PARTIES

     The parties to this Agreement are Theodore Venners (Venners) of Denver, Colorado, and KFx Inc., a Delaware corporation (the Company), with its principal offices at 1999 Broadway, Suite 3200, Denver, Colorado.

                                      II.
                                    PURPOSE

     Venners is the Chairman, CEO and President of the Company and the owner of a large number of the Company's shares of common stock. Venners wants to provide liquidity to his estate for the payment of inheritance taxes at his death, and the Company wants to provide liquidity to his estate for the payment of inheritance taxes at his death, and the Company wants to avoid the dumping of a large number of shares of stock on the market. It is contemplated that the Company may, but is not obligated to, carry, from time to time, life insurance on the life of Venners and that the proceeds of such life insurance will be used to purchase shares of the Company's stock owned by Venners at the time of his death.
                                      III.
                           USE OF INSURANCE PROCEEDS

     The Company agrees to use the proceeds of any life insurance policy or policies which it maintains on the life of Venners at the time of his death to purchase shares of the Company's stock owned by Venners at the time of his death at the closing sales price of said shares on the last trading day prior to the date of his death. Such payment shall be made to Venners' estate. In the event the

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proceeds of such insurance exceed the value of the shares owned by Venners upon his death, any excess shall be the property of the Company. It is understood and agreed that the Company does not obligate itself to carry life insurance on the life of Venners and that this Agreement is effective only in the event that such life insurance is in force upon his death. Notwithstanding the above, the Company may not redeem or purchase such shares when the capital of the Company is impaired or when such purchase or redemption would cause any impairment of the capital of the Company. Further, on or prior to any such purchase the Company shall receive an opinion of counsel acceptable to the Company to the effect that the Company may lawfully purchase or redeem such shares.

                                      IV.
                              VENNERS' OBLIGATION

     Venners agrees to sell, or cause his estate to sell, to the Company upon his death such number of the Company's shares of stock owned by him at his death at the closing sales price on the last trading day prior to his death as are required to entitle his estate, to receive the proceeds, if any, from the sale of shares as provided for in Section III hereof.

                                       V.
                   BINDING UPON HEIRS, ASSIGNS AND SUCCESSORS

     This Agreement shall be binding upon the heirs, assigns, successors in interest, of the parties and the estate of Venners.

     Dated: March 26, 1997


                                    -------------------------------
                                    Theodore Venners


     Dated: March 26, 1997          KFx Inc., a Delaware corporation

                                    By:
                                       ----------------------------
                                    Its:   Chief Operating Officer

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